FIRSTAMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of June 20, 2013, to the Fund Administration Servicing Agreement, dated as of April 28, 2011 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the M.D. Sass Funds, (the "Funds") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add M.D. Sass Equity Income Plus Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John Buckel____________________	By: /s/ Michael R. McVoy

Name: John Buckel	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A to the Fund Administration Servicing Agreement –
Trust for Professional Managers – M.D. Sass

Fund Names

 Name of Series                                                                                                 Date Added
M.D. Sass 1-3 Year Duration U.S. Agency Bond Fund
M.D. Sass Equity Income Plus Fund                                                              on or after June 20, 2013